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Exhibit 10.34

THOMAS GROUP, INC.

JAMES T. TAYLOR

SECOND AMENDED EMPLOYMENT AGREEMENT

Dated January    , 2005

(Effective as of August 1, 2004)

i

SECOND AMENDED EMPLOYMENT AGREEMENT

This Second Amended Employment Agreement (this "Agreement") is entered into this    day of January, 2005 to be effective August 1, 2004, by and between Thomas Group. Inc. ("Thomas Group" or the "Company"), a Delaware corporation, and James T. Taylor ("Mr. Taylor") (the signatories to this Agreement shall be referred to jointly as the "Parties"), to amend, modify and restate the terms and conditions of that certain First Amended Employment Agreement executed by and between Mr. Taylor and Thomas Group on or about December 21, 2002 (the "Employment Agreement").

        WHEREAS, Mr. Taylor is presently serving as the President and Chief Executive Officer of Thomas Group, reporting to the Board of Directors, and is an integral part of its management team who participates in the decision-making process relative to short and long-term planning and policy for Thomas Group; and

        WHEREAS, Thomas Group determined that it would be in the best interests of Thomas Group and its stockholders to assure continuity in the management of Thomas Group's operations by entering into an amended employment agreement to retain the services of Mr. Taylor; and

        WHEREAS, the Parties entered into the Employment Agreement on or about December 21, 2002 and the Parties have decided to amend, modify and restate the Employment Agreement; and

        WHEREAS, Thomas Group wishes to assure itself of the continued and valuable services of Mr. Taylor, and Mr. Taylor is willing to remain employed by Thomas Group, upon the terms and conditions set forth in this First Amended Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the Parties herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas Group and Mr. Taylor agree as follows:

        1.     Novation and Settlement of Rights.

        1.1   Novation. In exchange for the promises set forth herein, Mr. Taylor agrees that (a) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the Parties and, thereby, acts as a novation, (b) all Confidential Information (as defined herein) or Work Product (as defined herein) developed by Mr. Taylor during past employment with Thomas Group and all goodwill developed with the Company's clients, customers and other business contacts by Mr. Taylor during past employment with the Company is now the exclusive property of the Company, and (c) that all of the Confidential Information and specialized training received by Mr. Taylor during past employment with Company will be used only for the benefit of Thomas Group as described above, whether previously so agreed or not. Mr. Taylor waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Work Product, or Confidential Information, that was previously received or developed by him while working for Thomas Group for the benefit of any competing person or entity.

        1.2   1999 Incentive Plan. Without limiting the effect of the provisions of Section 1.1 above, it is specifically agreed that Mr. Taylor shall not participate in (i) the Company 1999 Incentive Plan or (ii) other bonus, profit sharing or incentive plans of the Company not specifically provided for herein.

        2.     Definitions. The defined terms used in this Agreement shall have the meanings ascribed to them in this Section 2.

        2.1   Board of Directors. "Board" or the "Board of Directors" shall mean the Board of Directors of Thomas Group or any committee of the Board empowered to act or make decisions or determinations with respect to this Agreement.

        2.2   Cause. "Cause" shall mean that any of the following: (a) Mr. Taylor has engaged in any act of gross misconduct that is injurious to Thomas Group or its business: (b) any act by Mr. Taylor of dishonesty, misconduct, fraud, misappropriation, embezzlement, theft, moral turpitude or the like; (c) the refusal by Mr. Taylor to perform the duties or responsibilities properly assigned to him by the Company, or the dereliction of duty by Mr. Taylor; or (d) a material breach of this Agreement by Mr. Taylor or a violation of any material provision of this Agreement by Mr. Taylor.

        2.3   Change in Control. A "Change in Control" shall occur if any of the following occurs:

          (a)   if any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (i) with respect to options granted pursuant to the 1992 Stock Option Plan, 50 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) with respect to options granted pursuant to the 1997 Stock Option Plan, 20% or more of the combined voting power of the Company's then outstanding securities, or (iii) with respect to Section 5.2(a) hereof, 40% or more of the combined voting power of the Company's then outstanding securities; provided, however, that the term "Person" shall not include (A) the Company, (B) any employee benefits plan of the Company, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (D) a Subsidiary (as that term is defined in the 1997 Stock Option Plan) of the Company of a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, (E) any other person whose acquisitions of shares of voting securities is approved in advance by a majority of the Continuing Directors (as that term is defined in the 1997 Stock Option Plan), or (F) General John T. Chain, Jr. or Edward P. Evans;

          (b)   if individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute more than 50 percent of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board;

          (c)   if stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or into another corporation or other legal person and, as a result of such merger, consolidation or reorganization, (i) with respect to options granted pursuant to the 1992 Stock Option Plan, less than 51% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such merger, consolidation, or reorganization, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if, as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction;

          (d)   if stockholders of the Company approve a sale or disposition of all or substantially all of the Company's assets to any other corporation or other legal person and, (i) with respect to options granted pursuant to the 1992 Stock Option Plan as a result of such sale, less than 51% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such sale or disposition, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if, as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction;

          (e)   if stockholders of the Company approve a plan of liquidation or dissolution of the Company;

          (f)    with respect to options granted under the 1992 Stock Option Plan, a public announcement is made of a tender or exchange offer by any Person for fifty percent or more of the outstanding Voting Securities of the Corporation, and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or

          (g)   with respect to options granted pursuant to the 1997 Stock Option Plan, if, in a Title 11 Bankruptcy Proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

        2.4   Commercial Revenue. "Commercial Revenue" shall mean any revenue, as recognized under GAAP, from a source that is not part of the United States Department of Defense.

        2.5   Common Stock. "Common Stock" shall mean the common stock of Thomas Group, par value $.01 per share.

        2.6   Disability. "Disability" shall mean the inability of Mr. Taylor to perform his material managerial duties and responsibilities as contemplated under Section 3 during his employment with Thomas Group, with or without a reasonable accommodation, for a consecutive period of three (3) months or a non-consecutive period of six (6) months within any twelve- (12) month period. The Company will comply with the requirements of the Americans with Disabilities Act with respect to attempting to reach a reasonable accommodation. The existence of Disability and the date of commencement of Disability shall be determined in accordance with Section 6.1(e).

        2.7   Exchange Act. The Securities Exchange Act of 1934, as amended.

        2.8   Good Reason. "Good Reason" shall mean Mr. Taylor's decision to terminate his employment under this Agreement if Thomas Group or any successor commits any material breach of this Agreement, or diminishes Mr. Taylor's Base Salary (as defined herein) below $435,000, or diminishes Mr. Taylor's duties and responsibilities below those of President and Chief Executive Officer, or at any time within one hundred and eighty (180) days following a Change of Control.

        2.9   Operating Profit. "Operating Profit" is determined by following formula:

As defined by GAAP and audited annually by independent accountants:

Revenue
Less: Cost of Sales
Less: S, G&A expenses

Excluding: restructuring charges, foreign exchanges gains/losses, closing costs of non-US subsidiaries, cumulative translation adjustments, expenses related to termination benefits agreements agreed to by Board prior to Mr. Taylor's employment as CEO (January 13, 2004) and any other nonrecurring or unusual income or expense to be mutually agreed upon between Mr. Taylor and the compensation committee.

        2.10 Term of Employment. "Term of Employment" shall mean the period of time commencing on August 1, 2004 and continuing until December 31, 2006; provided, however, that Mr. Taylor and Thomas Group can agree, in writing, to extend the Term of Employment.

        3.     Employment.

        3.1   Employment. Thomas Group agrees to employ Mr. Taylor and Mr. Taylor accepts employment by Thomas Group as President and Chief Executive Officer of Thomas Group for the Term of Employment on the terms and conditions and for the compensation set forth in this Agreement. Subject to the authority of the Board of Directors, Mr. Taylor shall be responsible for the overall operations of Thomas Group in the ordinary course of its business with all such powers as may be reasonably incident to such responsibilities as its President and Chief Executive Officer. Mr. Taylor shall devote his full time and effort to the discharge of his duties as Thomas Group's President and Chief Executive Officer.

        3.2   Personal Services. All services to be provided by Mr. Taylor under this Agreement shall be performed by Mr. Taylor personally. During the term of this Agreement, Mr. Taylor shall devote his entire business time, attention, energies, skills, learning and best efforts to the business operations of the Company, and shall not (without the prior written consent of the Chairman of the Board of Directors) (i) undertake or accept any duties under which there is a conflict of interest between Mr. Taylor's responsibilities towards the Company or Mr. Taylor's responsibilities to any customer of the Company, on the one hand, and any other interest, on the other hand; or (ii) as a partner, officer, director, stockholder, employee or consultant of any entity, association, agency, organization or institution, engage in any other business or profession which would necessitate the giving of any significant portion of his business time, attention, energies, skills, learning and best efforts to such activity.

        4.     Compensation and Benefits During the Term of Employment.

        4.1   Base Compensation. Mr. Taylor shall receive base compensation ("Base Salary") in the amount determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The amount of Mr. Taylor's Base Salary shall initially be at the annual rate of $435,000 beginning August 1, 2004 and shall be reviewed annually by the Compensation Committee, no later than March 30 of each year. Thomas Group shall pay Base Salary to Mr. Taylor in equal monthly installments. Mr. Taylor understands and agrees that he is an exempt employee as that term is applied for purposes of Federal or State wage and hour laws, and further understands that he shall not be entitled to any compensatory time off or other compensation for overtime

        4.2   Bonus for Prior Performance. Pursuant to prior discussions Thomas Group shall pay Mr. Taylor a cash bonus in the amount of $225,000 based on his performance prior performance as Chief Financial Officer and Chief Executive Officer, such bonus to be paid immediately.

        4.3   Incentive Compensation Arrangement. Mr. Taylor shall be paid a cash incentive, calculated annually, based upon two criteria as defined in this agreement; Commercial Revenue and Operating Profit. The starting point for the incentive calculation is 70% of Base Compensation, called the Target Incentive ("Target"). The two criteria represent the following percentages of the Target:

	2004	2005*	2006*
Commercial Revenue	70%	50%	0%
Operating Profit	30%	50%	100%

The incentive for each criteria begins at 20% of Target upon reaching a minimum annual threshold and is capped at 200% of Target upon reaching a maximum annual threshold. The annual thresholds and their corresponding percentages of Target are:

2004 Threshold	Commercial Revenue	Operating Profit	% of Target
Minimum	$3,000,000	$1,500,000	20%
Target	$4,000,000	$1,700,000	100%
Maximum	$7,000,000	$2,700,000	200%

*
The 2005 & 2006 targets and thresholds will be mutually agreed upon between the Board and Mr. Taylor at a future date.

        Attached hereto as Exhibit A is a sample calculation of the Incentive Compensation.

        The computation of annual incentive compensation will be based upon the audited financial results of Thomas Group. Thomas Group shall pay the incentive compensation to Mr. Taylor within fifteen (15) days following completion of an audit of Thomas Group's financial statements by the Company's certified public accountants, and no later than April 15 of each year. Mr. Taylor must be on the Company's active payroll at the end of the year in question (December 31st ) in order to be eligible to receive an award for that year.

        4.4   Travel Costs. Thomas Group shall reimburse Mr. Taylor for all reasonable travel costs incurred by Mr. Taylor in connection with Thomas Group's business, together with all other reasonable business expenses of Mr. Taylor in performing his duties.

        4.5   Automobile Expenses. Thomas Group shall provide Mr. Taylor a monthly car allowance in the amount of $900, which includes all costs including insurance. Such allowance shall be prorated for partial months.

        4.6   Insurance; Benefit Plan Participation. Mr. Taylor shall be entitled to participate in Thomas Group's 401(k) and deferred compensation plans, subject to the terms and conditions of such plans. Thomas Group also shall provide medical, disability and life insurance coverage to Mr. Taylor on the terms and conditions of each of the plans Thomas Group maintains. Thomas Group will purchase term insurance covering Mr. Taylor, payable to Mr. Taylor's designated beneficiaries (or to his estate) in the case of death while in the employment of Thomas Group. Such term insurance will have a face value of $1 million, and Thomas Group will pay the annual premiums so long as Mr. Taylor is employed by Thomas Group.

        4.7   Stock Options. During his employment with the Company, Thomas Group has granted Mr. Taylor options to purchase 255,649 shares of Thomas Group Common Stock, as follows:

Grant Date	Plan	Shares
March 1, 2001	1992 Stock Option Plan	30,000
December 14, 2001	1992 Stock Option Plan	75,000
April 16, 2002	1992 Stock Option Plan	36,554
April 16, 2002	1992 Stock Option Plan	38,446
November 11, 2002	1997 Stock Option Plan	75,649

		255,649

        Mr. Taylor shall be entitled to receive additional stock options as may be granted by the Company.

        4.8   Stock Appreciation Rights. During his employment with the Company, Thomas Group and Mr. Taylor entered into an Appreciation Rights Agreement dated December 13, 2003, effective April 2, 2003 with respect to 99,351 shares of Common Stock of Thomas Group. Mr. Taylor shall be entitled to receive additional Stock Appreciation Rights as may be granted by the Company.

        4.9   Certain Tax Provisions. Mr. Taylor acknowledges and agrees that all payments and benefits which are required by applicable federal, state or local laws to be subject to withholding for income taxes, shall be so subject.

        5.     Term of the Agreement. The term of this Agreement, unless terminated sooner pursuant to Section 6, shall be for the Term of Employment.

        6.     Termination; Disability; Death; Change in Control.

        6.1   Basis. Mr. Taylor's employment under this Agreement may be terminated as described in this Section 6.1. In the event that Mr. Taylor's employment is terminated, Mr. Taylor shall be entitled to receive the benefits described in Section 6.2 that correspond with the manner of such termination.

          (a)   Termination Without Cause. Thomas Group may terminate Mr. Taylor's employment without Cause by written notice to Mr. Taylor to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

          (b)   Termination With Cause. Thomas Group may terminate the employment of Mr. Taylor for Cause by written notice to Mr. Taylor to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

          (c)   Good Reason. Upon the occurrence of an event constituting Good Reason as described in Section 2.7, Mr. Taylor may terminate his employment for Good Reason within thirty (30) days of the occurrence of the event upon provision of written notice to Thomas Group. If the occurrence or the effect of the occurrence of the event described in Section 2.7 may be cured, Thomas Group shall have the opportunity to cure any such occurrence or effect for a period of thirty (30) days following receipt of Mr. Taylor's termination notice. The right of Mr. Taylor to terminate his employment for Good Reason under this Section 6.1(c) shall not limit Thomas Group's ability to terminate Mr. Taylor for Cause under Section 6.1(b), if Cause is determined to exist prior to the time Mr. Taylor delivers to Thomas Group his written notice of termination for Good Reason.

          (d)   Without Good Reason. Mr. Taylor may voluntarily terminate his employment without Good Reason upon written notice to Thomas Group to that effect.

          (e)   Disability. Mr. Taylor or Thomas Group may terminate Mr. Taylor's employment by reason of Disability immediately upon written notice to the other party to that effect. If the parties are unable to agree as to the existence of Disability or as to the date of commencement of Disability, each of Mr. Taylor and Thomas Group shall select a physician licensed to practice medicine in the State of Texas and the determination as to any such question shall be made by such physicians; provided, however, that if such two physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the State of Texas and the determination as to any such question shall be made by a majority of such physicians. Any determination made by such physicians in accordance with the provisions of the immediately foregoing sentence shall be final and binding on the Parties. Mr. Taylor agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section 6.1(e). Unless otherwise specified in the notice, such termination shall be effective immediately.

          (f)    Death. This Employment Agreement shall automatically terminate as of the date of Mr. Taylor's death.

          (g)   Change in Control. Following a Change in Control, Mr. Taylor shall be required to continue his employment under this Agreement for ninety (90) days after the date of such Change in Control, unless his employment is terminated sooner by Thomas Group as set forth in Section 6.1(h). In the event that Mr. Taylor decides to resign or otherwise voluntarily terminate his employment following the occurrence of a Change in Control, Mr. Taylor may do so by giving written notice to Thomas Group to that effect on or before one hundred and eighty (180) days after the occurrence of the Change in Control. If Mr. Taylor does not give such notice to Thomas Group, this Agreement will remain in effect; provided, however, that the failure of Mr. Taylor to terminate this Agreement following the occurrence of a Change in Control shall not be deemed a waiver of Mr. Taylor's right to terminate his employment upon a subsequent occurrence of a Change in Control in accordance with the terms of this subsection. Mr. Taylor acknowledges and agrees that the transaction between the Company, on the one hand, and General John T. Chain, Jr. and Edward P. Evans, on the other, consummated during 2002, does not constitute a Change of Control under this Agreement.

          (h)   Notwithstanding that Mr. Taylor has given notice of termination pursuant to Section 6.1(g), Thomas Group may, in its sole discretion, thereafter require Mr. Taylor to terminate his employment prior to the expiration of the applicable notice period.

        6.2   Benefits Upon Termination. Mr. Taylor shall receive the benefits described in this Section 6.2 that corresponds with the manner of termination of Mr. Taylor's employment under Section 6.1.

          (a)   Without Cause. In the event Thomas Group terminates Mr. Taylor's employment without Cause, Mr. Taylor shall be entitled to the compensation and/or benefits set forth on Exhibit B; provided, however, that Mr. Taylor shall execute a general release and separation agreement in a form acceptable to the Thomas Group prior to the payment of any severance compensation under this Section 6.2(a). In the event of a Termination Without Cause under Section 6.1, Mr. Taylor agrees and understands that all of his obligations and agreements under Section 7 below (including, without limitation, Mr. Taylor's obligations concerning confidential information, non-competition and non-solicitation, and Mr. Taylor's agreement to execute a general release and separation agreement) shall continue in full force and effect in the manner and on the terms set forth herein.

          (b)   With Cause. In the event Mr. Taylor's employment is terminated with Cause, no further payments or benefits shall be paid or provided by Thomas Group to Mr. Taylor except for reimbursement for expenses incurred prior to the date of termination, or the payment of incentive compensation that has become due and payable to Mr. Taylor on or before the date of such termination under Section 4.3. In addition, Mr. Taylor shall be entitled to exercise any vested but unexercised stock options for a period of ninety (90) days following the effective date of the termination for Cause, and if any such options remain unexercised upon the expiration of such 90-day period, they shall be determined forfeited.

          (c)   Good Reason. In the event Mr. Taylor terminates his employment for Good Reason, Mr. Taylor shall be entitled to the compensation and/or benefits set forth on Exhibit B, unless Mr. Taylor terminates his employment for Good Reason within one hundred and eighty (180) days following a Change in Control, in which event the compensation and/or benefits of 6.2(g) shall apply.

          (d)   Without Good Reason. In the event Mr. Taylor terminates his employment without Good Reason pursuant to Section 6.1(d), Mr. Taylor shall be entitled to the benefits or payments provided for in Section 6.2(b).

          (e)   Disability. In the event that Mr. Taylor's employment is terminated by reason of Disability, Mr. Taylor shall be entitled to the payments and benefits set forth on Exhibit B. Additionally, Mr. Taylor or the estate, beneficiary or legal representative of Mr. Taylor shall be entitled to disability benefits available under benefit plans maintained by the Company at the time of such Disability.

          (f)    Death. In the event Mr. Taylor's employment is terminated by reason of his death, Thomas Group shall not be required to make any payments or provide any benefits, except for (a) reimbursement for expenses incurred prior to such termination date and (b) payment of incentive compensation that has become due and payable to Mr. Taylor on or before the date of such termination under Section 4.2, provided, however, that nothing contained herein shall limit or diminish any rights of Mr. Taylor' s estate or any other person to payments under any life insurance policy maintained by Thomas Group for the benefit of Mr. Taylor or his beneficiaries or any health, disability or other benefit plan provided pursuant to Section 4.6, in each case in accordance with the terms of such plan. If Mr. Taylor's employment is terminated by reason of his death, the benefits provided under this Section 6.2(f)shall be paid to the beneficiary or beneficiaries designated in writing by Mr. Taylor and delivered to an officer/manager of Thomas Group; however, if no such beneficiary designation is made by Mr. Taylor during his lifetime, the benefits hereunder shall be paid to his estate. In addition, Mr. Taylor's estate shall be entitled to exercise any vested but unexercised stock options for a period of one hundred eighty (180) days following the date of Mr. Taylor's death, and if any such options remain unexercised upon the expiration of such 180-day period, they shall be determined forfeited.

          (g)   Change in Control. In the event Mr. Taylor's employment is terminated as provided in Section 6.1(g) following the occurrence of a Change in Control, Mr. Taylor shall be entitled to the payments and benefits provided herein.

              (i)  Severance Benefits. If, within twenty four (24) months of the effective date of a Change of Control, Mr. Taylor's employment is terminated by the Company without Cause or by Mr. Taylor, for Good Reason, Mr. Taylor shall, within thirty (30) days following the date of termination and receipt by the Company of a signed release of any claims against the Company in a form acceptable to the Company, receive the following severance benefits: (a) the Company shall pay Mr. Taylor a lump sum amount equal to two (2) times the sum of his Base Salary as set or approved by the Board, plus an additional amount equal to the greater of (i) two (2) times the incentive compensation actually paid to Mr. Taylor for the Company's prior Fiscal Year or (ii) two times the target incentive compensation for the current Fiscal Year, such lump sum payment to be subject to applicable tax withholdings; and (b) the vesting and exercisability of all unvested, outstanding options to purchase Common Stock then held by Mr. Taylor shall be fully accelerated. If any of such options remain unexercised ninety (90) days after Termination of employment they shall be determined forfeited.

             (ii)  Tax Gross-up Payment. In the event it shall be determined, either by the Company or by a final determination of the Internal Revenue Service, that any payment, distribution or benefit by or from the Company to or for the benefit of Mr. Taylor pursuant to Section 6.2(g)(i) or otherwise (the "Payment") would cause Mr. Taylor to become subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall pay to or for the benefit of Mr. Taylor, within the later of ninety (90) days of the termination date of Mr. Taylor's employment or ninety (90) days of the date of determination referred to above, an additional amount (the "Gross-Up Payment") in an amount that shall fund the payment by Mr. Taylor of any Excise Tax on the Payment, as well as any income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Mr. Taylor shall be deemed to pay federal, state and local income taxes at the highest nominal marginal rate of such federal, state and local income taxation in the calendar year in which the Gross-Up Payment is due, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that Excise Tax is subsequently determined to be less than the amount taken into account to determine the amount of the Gross-Up Payment, then Mr. Taylor shall repay to the Company at that time the portion of the Gross-Up Payment attributable to such reduction (plus an amount equal to any tax reduction, whether of the Excise Tax, any applicable income tax, or any applicable employment tax, which Mr. Taylor has received as a result of such initial repayment). In the event that the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be more than the amount taken into account to determine the amount of the Gross-Up payment, then the Company shall pay to Mr. Taylor an additional amount, which shall be determined using the same methods as were used for calculating the Gross-Up Payment, with respect to such excess. For purposes of this Section 6.2(g), a determination of the Internal Revenue Service as to the amount of Excise Tax for which Mr. Taylor is liable shall not be treated as final until the time that either (i) the Company agrees to acquiesce to the determination of the Internal Revenue Service or (ii) the determination of the Internal Revenue Service has been upheld in a court of competent jurisdiction and the Company decides not to appeal such judicial decision or such decision is not appeasable. If the Company chooses to contest the determination of the Internal Revenue Service, then all costs, attorneys' fees, charges assessed and other expenses shall be borne and paid when due by the Company.

        7.     Restrictive Covenants; Work Product; Confidentiality.

        7.1   Restrictive Covenants. Without the prior written consent of Thomas Group, Mr. Taylor shall not:

          (a)   During employment with Thomas Group and for a period of eighteen (18) months following termination of employment, engage in or perform services for a Competing Business. For purposes of this Agreement a "Competing Business" is one which provides the same or substantially similar products and services as those provided by Thomas Group during Mr. Taylor's employment, including but not limited to management consulting services to improve the cycle time of business processes of any business organization. This restriction is limited to the geographic area(s) in which Mr. Taylor performed services for Thomas Group, including, but not limited to, the area within a 50-mile radius of any office or facility of Thomas Group.

          (b)   During employment with Thomas Group and for a period of eighteen (18) months following the termination of employment, solicit business from, attempt to do business with, or do business with any client of Thomas Group with whom Thomas Group did business within the preceding twelve (12) months, and with whom Mr. Taylor became acquainted as a result of his employment with Thomas Group. This restriction applies also to prospective clients of Thomas Group for whom Thomas Group has performed an analysis or assessment. This restriction applies only to business that is in the scope of a Competing Business as defined in this Agreement. The geographic area for purposes of this restriction is the area where the client/prospective client is located and/or does business.

          (c)   For a period of eighteen (18) months following the termination of employment, solicit, induce or attempt to solicit or induce any employee or consultant of Thomas Group to terminate his/her employment with Thomas Group and/or accept employment elsewhere.

          (d)   Mr. Taylor agrees that the scope of the restrictions in this Section is reasonable and necessary to protect Thomas Group's business goodwill, Confidential Information and other legitimate business interests.

        7.2   Right to Work Product; Confidentiality.

          (a)   Thomas Group and Mr. Taylor each acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, combinations, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, course materials, seminar materials, computer models, customer lists, data and original works of authorship (collectively, the "Work Product"). Mr. Taylor agrees that he will promptly and fully disclose to Thomas Group any and all Work Product generated, conceived, reduced to practice or learned by him, either solely or jointly with others, during his employment with Thomas Group, which in any way relates to the business of Thomas Group. Mr. Taylor further agrees that neither he, nor any party claiming through him will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

          (b)   Mr. Taylor agrees that, whether or not the services performed by him under this Agreement are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of Thomas Group and its assigns. Mr. Taylor agrees that Thomas Group shall have all copyright and patent rights with respect to any Work Product discovered, created, or developed under this Agreement without regard to the origin of the Work Product.

          (c)   Thomas Group agrees to provide Mr. Taylor with specialized knowledge and training regarding the business in which Thomas Group is involved, and to provide Mr. Taylor with initial and ongoing confidential information and trade secrets of Thomas Group ("Confidential Information"). For purposes of this Agreement, Confidential Information includes: information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by Thomas Group to improve the business processes of corporations and other organizations; software or other technology developed by Thomas Group and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by Thomas Group; information regarding Thomas Group's clients which Mr. Taylor acquires as a result of employment with Thomas Group, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by Thomas Group to formulate client bids, client financial information, and other information regarding the client's business; information related to Thomas Group's business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company; training materials developed by and utilized by Thomas Group; and any other information which Mr. Taylor acquired as a result of his employment with Thomas Group and which Mr. Taylor has a reasonable basis to believe Thomas Group would not want disclosed to a business competitor or to the general public.

          (d)   Mr. Taylor understands and acknowledges that such Confidential Information gives Thomas Group a competitive advantage over others who do not have this information, and that Thomas Group would be harmed if the Confidential Information were disclosed. Mr. Taylor agrees that he will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of Thomas Group, or disclose to any person or entity any Confidential Information except as necessary during Mr. Taylor's employment with Thomas Group to perform services on behalf of Thomas Group. Mr. Taylor will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

        8.     General Provisions.

        8.1   Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered, sent via telecopy, or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section 8.1):

Taylor:	James T. Taylor 5924 Beth Drive Plano, Texas 75093
Thomas Group:	Thomas Group, Inc. 5221 North O'Connor Boulevard Suite 500 Irving, TX 75039 Attention: Chairman of the Board of Directors

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered or sent via telecopy, (ii) on the third day following the date mailed, or (iii) 24 hours after shipment by such courier service.

        8.2   Entire Agreement. This Agreement, together with the exhibits hereto, supersedes any and all other agreements, either oral or written between the parties hereto with respect to the employment of Mr. Taylor by Thomas Group, including the Employment Agreement, and contains all of the covenants and agreements between the parties with respect to such employment. Any modification of this Agreement will be effective only if it is in writing signed by each of the parties hereto.

        8.3   Governing Law and Venue. The Parties acknowledge that the laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, it being stipulated by the Parties that Texas has a compelling state interest in the subject matter of this Agreement and that Mr. Taylor has or will have regular contact with Texas in the performance of this Agreement. With respect to any dispute or claims arising out of this Agreement or Mr. Taylor's employment relationship with the Company, the Parties agree that the state and federal courts situated in Dallas County, Texas, shall have personal jurisdiction over the Company and Mr. Taylor to hear disputes concerning such claims, and that venue for any such disputes shall be exclusively in the state or federal courts in Dallas County, Texas.

        8.4   Voluntary Agreement. The Parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

        8.5   Resolution of Certain Controversies. In the event of a breach of this Agreement by Mr. Taylor, Thomas Group shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred by Thomas Group as a result of the breach; and (c) attorneys' fees and costs incurred by Thomas Group in enforcing the terms of this Agreement. Additionally, any period or periods of breach of Section 7 of this Agreement shall not count toward the restrictive period, but shall instead be added to the restrictive period. In the event of any controversy or claim arising out of or related to the provisions concerning the use and protection of Confidential Information or the restrictive covenants, Thomas Group shall be entitled to seek equitable and other relief. In the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. In the event that mediation does not resolve the dispute, such dispute shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas, Texas, and judgment may be entered in any court having jurisdiction thereof. Each party is responsible for its own attorneys' fees and costs of preparing for and presenting its case at the arbitration. However, Thomas Group shall pay the fee of the American Arbitration Association, the arbitration panel's fee, and costs associated with the facilities for the arbitration, and the arbitration panel shall not apportion these costs.

        8.6   Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

        8.7   Reformation. In the event any court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the court.

        8.8   Binding Effect. This Agreement is for the sole and exclusive benefit of, and shall be binding upon Mr. Taylor, and his legal representatives and Thomas Group and any subsidiaries, affiliated companies, successors or assigns of Thomas Group. This Agreement is not assignable by Mr. Taylor.

        8.9   Amendments. Amendments to any Section of this Agreement shall not be effective unless agreed to in writing by the parties to this Agreement. This Agreement, including this provision against oral modification, shall not be amended, modified or terminated except in a writing signed by each of the parties to this Agreement, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

        8.10 Survival of Provisions. The covenants and obligations in Section 7 of this Agreement shall survive and continue in effect following the termination of this Agreement.

        8.11 Approval. This Agreement shall not be effective until signed by Mr. Taylor and the Company and approved by both the Chairman of the Board of Directors and the Chairman of the Compensation Committee.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written to be effective August 1, 2004.

TAYLOR:
James T. Taylor, individually
THOMAS GROUP, INC.
By:
Name: Jimmy C. Houlditch
Title: Vice President
Approved by:
By:
Name: General John T. Chain, Jr.
Title: Chairman, Board of Directors
By:
Name: David B. Mathis
Title: Chairman, Compensation Committee

EXHIBIT A

Jim Taylor Incentive Plan
Assuming Base Compensation of $435,000
From Dave Mathis 8/20/04 e-mail based on discussion with Chain/Taylor/Mathis

2004
If Revenue is:	The incentive is:
Not over $3.0m	$0
Between $3.0m and $3,999,999	$42630, plus $0.17052 x every dollar over $3.0m
Between $4.0m and $6,999,999	$213150, plus $0.07105 x every dollar over $4.0m
Over $7.0m	$426,300
If Operating Profit is:	The incentive is:
Not over $1.5m	$0
Between $1.5m and $1,699,999	$18270, plus $0.3654 x every dollar over $1.5m
Between $1.7m and $2,699,999	$91350, plus $0.091315 x every dollar over $1.7m
Over $2.7m	$182,700

*No incentive is earned below minimum threshold

	2004 100% Incentive	2004 70% Commercial revenue	2004 30% Operating Profit
Floor incentive is 20% of target if minimum threshold is reached*	$60,900	$42,630	$18,270
Target incentive is 70% of base salary of $435,000	$304,500	$213,150	$91,350
Ceiling incentive is 200% of target if maximum threshold is reached	$609,000	$426,300	$182,700
Thresholds:
Minimum		$3,000,000	$1,500,000
Target		$4,000,000	$1,700,000
Maximum		$7,000,000	$2,700,000
Incentive payout per dollar:
Minimum		$0.142	$0.0122
Target		$0.170520	$0.3654000
Maximum		$0.071050	$0.091350

EXHIBIT B

Severance Compensation and Benefits

[Termination—Without Cause 6.2(a)]

[Termination—Good Reason 6.2(c)]

[Termination—Disability 6.2(e)]

        1.     A lump sum payment in cash, not later than twenty (20) days after the termination of Mr. Taylor's employment, in an amount equal to the total of (a) 1.5 times Mr. Taylor's then-current base compensation, plus (b) eighteen (18) months of incentive compensation at the target incentive compensation of 50% of base compensation.

        2.     The unvested portion of any stock options granted to Mr. Taylor shall become fully vested and immediately exercisable on the effective date of such termination and shall be exercisable for the maximum period specified in such options.

QuickLinks

  Exhibit 10.34
TABLE OF CONTENTS
SECOND AMENDED EMPLOYMENT AGREEMENT
EXHIBIT A
EXHIBIT B Severance Compensation and Benefits